Exhibit 21

Subsidiaries of First Litchfield Financial Corporation at December 31, 2009:

		Percent
		Owned By
		First Litchfield
	Incorporated In	Financial
Subsidiary	The State of:	Corporation

The First National Bank of	Connecticut	100%
Litchfield